EXHIBIT 99.1

Contacts:
Investor contact: Chris Brewster, CFO 281.892.0128 cbrewster@cardtronics.com
Media contact: Joel Antonini, VP Marketing 281.552.1131 joel.antonini@cardtronics.com
CARDTRONICS COMPLETES ACQUISITION OF 7-ELEVEN, INC. ATM BUSINESS
HOUSTON, TX, July 20, 2007 — Cardtronics, Inc. announced today that it has completed the previously announced acquisition of the ATM business of 7-Eleven, Inc. (“7-Eleven”) for $135 million, plus an adjustment for working capital. The acquisition included approximately 5,500 ATMs located in 7-Eleven stores throughout the United States, of which approximately 2,000 are advanced-functionality financial self-service kiosks, branded as “Vcom®” terminals, that are capable of providing more sophisticated financial services such as check-cashing, money-transfer, and bill payment services. The completion of this acquisition increases the number of ATMs that Cardtronics owns and/or operates from approximately 25,000 ATMs to approximately 31,000 ATMs, including Cardtronics’ United Kingdom and Mexico operations.
“With the completion of this acquisition, we have further enhanced our position as the leading owner and operator of ATMs in the United States,” said Jack Antonini, president and CEO of Cardtronics. “But more importantly, we have increased the total value of our portfolio through a powerful long-term relationship with the world’s leading convenience retailer. Add to that the significant new-transaction volume we have gained and the exciting potential of the Vcom advanced functionality kiosks, and Cardtronics has clearly positioned itself as the leader in this industry with tremendous opportunities for growth.”
Cardtronics funded the acquisition through a combination of bank debt and other debt securities.
About Cardtronics, Inc.
Headquartered in Houston, Texas, Cardtronics is the world’s largest owner/operator of ATMs with more than 31,000 locations. We operate in every major U.S. market, at approximately 1,700 locations throughout the U.K., and at over 700 locations in Mexico. Major merchant-clients include 7-Eleven®, A&P®, Albertson’s®, BP® Amoco, Chevron®, Costco®, CVS®/pharmacy,
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3110 Hayes Rd. Suite 300 • Houston TX 77082 • (281) 596-9988 • (800) 786-9666 • fax (281) 596-9984

Duane Reade®, ExxonMobil®, Hess Corporation®, Rite Aid®, Sunoco®, Target®, and Walgreens®. Cardtronics also works closely with financial institutions across the United States, including HSBC®, JPMorgan Chase®, Sovereign Bank®, and Wachovia®, to place their brands on Cardtronics-owned and operated ATMs at major merchant locations. These branded ATMs provide surcharge-free cash access for the financial institutions’ customers while also increasing brand awareness for the financial institutions. For more information about Cardtronics, please visit http://www.cardtronics.com/.
About 7-Eleven
7 Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Based in Dallas, Texas, 7-Eleven operates, franchises or licenses more than 7,200 7-Eleven® stores in North America. Globally, 7-Eleven operates, franchises or licenses more than 32,700 stores in 17 countries and a U.S. territory. During 2006, 7-Eleven stores worldwide generated total sales of more than $44.0 billion. Find out more online at www.7-Eleven.com.
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